SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE



Net income and the number of common shares and common equivalent shares used to present net income per common share were computed as follows:


                                                    13 Weeks              13 Weeks             26 Weeks            26 Weeks
                                                      Ended                 Ended                Ended               Ended
Income (in thousands)                           October 26, 1997      October 27, 1996     October 26, 1997    October 27, 1996
--------------------                            ----------------      ----------------     ----------------    ----------------


Net income                                               $15,548                $9,017               $9,007           $9,763

Dividends accumulated for Series C
   preferred stock                                             -                  (337)                   -             (675)
                                                         -------                ------               ------           ------

Net income available to common stockholders              $15,548                $8,680               $9,007           $9,088
                                                         =======                ======               ======           ======



Common shares (in thousands)
 Weighted average common shares:
   Outstanding                                            37,527                36,034(1)            37,527           36,034(1)
   Net effect of dilutive stock options                    2,139                 1,357(1)             2,112            1,252(1)
                                                         -------                ------               ------           ------

      Common shares for computation                       39,666                37,391(1)            39,639           37,286(1)
                                                         =======                ======               ======           ======

      Net income per common share                        $   .39                $  .23(1)            $  .23           $  .24(1)
                                                         =======                ======               ======           ======


(1) Restated for 2-for-1 stock split effective September 26, 1997.